Exhibit 5.1

November 7, 2013

Kansas City Southern de Mexico, S.A. de C.V.

Montes Urales 625

Lomas de Chapultepec

11000 Mexico, D.F.

Mexico

Re: $250,000,000 Floating Rate Senior Notes due 2016

Ladies and Gentlemen:

We have acted as United States counsel for Kansas City Southern de México, S.A. de C.V., a corporation with variable capital (sociedad anónima de capital variable) organized under the laws of the United Mexican States (the “Company”), in connection with the preparation and filing by the Company of a registration statement (the “Registration Statement”) on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), and any amendments thereto for the registration under the Securities Act of $250,000,000 in aggregate principal amount of the Company’s Floating Rate Senior Notes due October 28, 2016 (the “Exchange Notes”), to be offered in exchange (the “Exchange Offer”) for $250,000,000 in aggregate principal amount of the Company’s outstanding unregistered Floating Rate Senior Notes due October 28, 2016 (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued under an Indenture, dated as of October 29, 2013 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), transfer agent, principal paying agent and registrar. This opinion letter is rendered pursuant to Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K. The Indenture and the Exchange Notes are referred to herein collectively as the “Operative Documents.”

We have examined such certificates of public officials and certificates of officers of the Company, and the originals (or copies thereof, certified or otherwise identified to our satisfaction) of such corporate documents, records and papers of the Company, and such other documents, records and papers as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In this connection, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

Our opinions set forth herein are limited to the laws of the State of New York and we do not express any opinion herein concerning any other laws. Various issues concerning the laws of the United Mexican States are addressed in the opinion of Edgar Aguileta Gutiérrez, Senior Associate General Counsel of the Company, separately provided to you. We express no opinion with respect to those matters and in so far as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the United Mexican States, with your permission and consent, we have relied, without independent investigation and with his consent, upon the opinion of Edgar Aguileta Gutierrez, Senior Associate General Counsel of the Company.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer as set forth in the

Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equitable principles (whether applied by a court of law or equity).

With your consent, we have assumed (a) that the Operative Documents have been authorized, executed and delivered by the parties thereto, and constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against such parties in accordance with their respective terms and (b) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations. We express no opinion as to any state or federal laws or regulations applicable to the subject transaction because of the nature or extent of the business of any parties to the Operative Documents.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ White & Case LLP

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